Exhibit 10.4

EXECUTION VERSION

TRUSTEE DESIGNATION AGREEMENT

This Trustee Designation Agreement (this “Agreement”), dated as of August 4, 2009, by and among  Real Estate Investment Group L.P. (the “Investor”), a Bermuda limited partnership, whose general partner and majority limited partner is Tyrus S.A., a Uruguayan sociedad anónima wholly-owned by IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima (“IRSA”), IRSA and Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”).

W I T N E S S E T H:

WHEREAS, on or about the date hereof, the Investor is purchasing from the Company 5,700,000 shares (the “Primary Shares”) of the Company’s Priority Class A common shares of beneficial interest, par value $0.01 per share (“Common Shares”) pursuant that certain Purchase Agreement (the “Purchase Agreement”), dated as of August 4, 2009, by and among the Investor, IRSA, the Company and Hersha Hospitality Limited Partnership, L.P., a Virginia limited partnership (the “Operating Partnership”);

WHEREAS, in connection with the sale and purchase of the Primary Shares, the Company and the Investor intend to enter into that certain Investor Rights  and Option Agreement, of even date herewith, by and among the Investor and the Company (the “Investor Rights and Option Agreement”), pursuant to which the Company shall grant the Investor the option (the “Option”) to purchase 5,700,000 additional Common Shares (the “Option Shares”) on the terms contained therein;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement and the Investor Rights and Option Agreement, the Company has agreed to designate a representative designated by Investor as a trustee of the Company, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Certain Defined Terms.  In addition to the terms defined elsewhere herein, for purposes of this Agreement, the terms below shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person.  For purposes of this Agreement, with respect to Investor, “Affiliate” shall not include the Company or any other Person that is directly, or indirectly through one or more intermediaries, controlled by the Company and, with respect to the Company, “Affiliate” shall not include Investor or any other Person that is directly, or indirectly through one or more intermediaries, controlled by Investor.

“Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” means, with respect to any securities, having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act.

“Board of Trustees” means the Board of Trustees of the Company.

“Closing Date” means August 4, 2009, date upon which the Investor will purchase the Primary Shares and deliver to the Company the purchase price.

“Designation Notice” shall mean written notice from Investor to the Company pursuant to which Investor shall notify the Company of its exercise of its right to designate a Qualified Replacement Designee to serve as a trustee of the Company, which notice shall identify such Person.

“D&O Questionnaire” means the questionnaire form attached hereto as Exhibit A.

“FINRA Questionnaire” means the questionnaire form attached hereto as Exhibit B.

“Independence Standards” means the categorical independence standards adopted by the Company and set forth in the Schedule 14A Proxy Statement of the Company dated April 15, 2009.

“Investor Trustee” means Mr. Eduardo S. Elsztain or any Qualified Replacement designated by Investor in a Designation Notice and appointed or elected to the Board of Trustees as a “Class II” trustee pursuant to this Agreement.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.

“Qualified Replacement” means any Person designated by the Investor in a Designation Notice that (i) qualifies as a trustee under the Company’s Corporate Governance Guidelines, as the same may be amended from time to time and (ii) completes the normal and customary background check and similar processes customary for appointments of directors of New York Stock Exchange listed companies, including completion of the D&O Questionnaire and the FINRA Questionnaire.

“Qualifying Ownership Period” means the period commencing on the Closing Date and ending on the date upon which the Investor or its Affiliates cease to Beneficially Own at least 10% of the Common Shares (excluding solely for purposes this definition any Common Shares issued after the date hereof upon redemption of Operating Partnership units held at any time at or prior to such redemption by trustees or officers of the Company or the entities they control or of which they Beneficially Own 100% of the outstanding equity securities).

ARTICLE II

BOARD DESIGNATION

Section 2.01.  Elsztain as Trustee.  The Company agrees to take, or cause to be taken, all actions necessary to elect or appoint (or cause to be elected or appointed) Mr. Eduardo S. Elsztain (“Elsztain”) to the Board of Trustees as a Class II trustee effective as of the Closing Date.  The Company also agrees to permit Elsztain, as of the Closing Date, to participate as an independent trustee in all decisions regarding transactions that require the approval of independent trustees under applicable law or the Corporate Governance Guidelines of the Company, the annual Schedule 14A Proxy Statement of the Company and other relevant materials, and to allow Elsztain to attend meetings of any committee of the Board of Trustees as a non-voting observer.  Elsztain shall be granted the same rights and shall be subject to the same restrictions applicable to all trustees of the Company generally.  Accordingly, Elsztain shall be eligible for appointment to one or more committees of the Board of Trustees to be proposed by him in due course in connection with the annual committee appointment process that the Nominating and Corporate Governance Committee will next conduct in 2010.

Section 2.02.  Board Observer.  During the Qualifying Ownership Period, the Company hereby agrees to take, or cause to be taken, all actions necessary to enable the Investor to appoint one of Mr. Saul Zang, Mr. Daniel Elzstain and Alejandro Elsztain, who are officers of the Investor, as a non-voting observer (each, an “Observer”) to attend meetings of the Board of Trustees and to attend meetings of independent trustees regarding transactions that require the approval of independent trustees under the Corporate Governance Guidelines of the Company, the annual Schedule 14A Proxy Statement of the Company and other relevant materials; provided, however, that (i) a single Observer may attend any meeting of the Board of Trustees, but only to the extent that Elsztain or a Qualified Replacement appointed or elected to the Board of Trustees pursuant to Section 2.03 or Section 2.04 below is unable to attend such meeting in person or by telephone or if at any time during the relevant meeting, Elsztain or a Qualified Replacement is unable to continue attending such meeting and (ii) the Company reserves the right to exclude any Observer from information or access to any meeting or portion thereof if the Company in good faith believes upon the advice of counsel that such exclusion is reasonably necessary to preserve attorney-client privilege or for other legal or regulatory matters.

Section 2.03.  Replacement Trustee.  Subject to applicable law, and applicable stock exchange and securities market rules and regulations, during the Qualifying Ownership Period, in the event that Elsztain is unable to serve as a trustee of the Company (due to death, disability or otherwise), or is no longer an officer, director or significant shareholder of Investor, such Investor Trustee’s replacement shall be nominated and designated by Investor pursuant to a Designation Notice, and the Company agrees to take, or cause to be taken, all actions necessary to cause such Qualified Replacement to be promptly appointed or elected to serve as a trustee of the Company, with the same rights provided in Section 2.01.

Section 2.04.  Recommendation and Solicitation of Proxies.  At each shareholder vote for the general election of trustees of the Company held (whether by a meeting or written consent of the stockholders of the Company) during the Qualifying Ownership Period, the Company and the Nominating and Corporate Governance Committee of the Company shall nominate and recommend for approval by its shareholders Elsztain or, to the extent that Elsztain is unable to serve as a trustee of the Company (due to death, disability or incapacity), or is no longer an officer, director or significant shareholder of Investor, any Qualified Replacement for election as a trustee of the Company, and the Company shall also solicit proxies for Elsztain or such Qualified Replacement to the same extent as it does for any of its other nominees to the Board of Trustees; provided that (1) in the event that the Investor fails to send a timely Designation Notice in order for the Company to nominate a new Investor Trustee, the Investor Trustee currently serving as a trustee shall be deemed to be the new Investor Trustee and (2) to the extent that the Board of Trustees reasonably determines, based upon NYSE rules, that the proposed Investor Trustee does not qualify as a Qualified Replacement, Investor shall be permitted to propose additional Persons until such time that the Board of Trustees that a proposed Investor Trustee qualifies as a Qualified Replacement to serve as a trustee of the Company.

Section 2.05.  Declaration of Bylaws.

(a)      Subject to compliance with applicable laws, rules and regulations, the Company shall take or cause to be taken all lawful action necessary to ensure that, at all times during the Qualifying Ownership Period, Amended and Restated Declaration of Trust of the Company, as amended (the “Declaration”) and the Bylaws of the Company, as amended from time to time (the “Bylaws”) are not inconsistent with the provisions of this Agreement.

(b)      The Declaration and Bylaws shall continue to allow attendance at meetings of the Board of Trustees and the Related Party Transaction Committee through telephone conference or video conference.

Section 2.06.  Indemnification and Insurance.

(a)      The Company shall make available to the Designee, if elected as a Investor Trustee, indemnification consistent with its current practices with respect to other trustees of the Company, including entering into an indemnification agreement consistent with those entered into with the Company’s other trustees.

(b)      The Company shall continue to maintain in full force and effect director and officer liability insurance for the benefit of the Investor Trustee consistent with its current practices with respect to other trustees of the Company.

Section 2.07.  Further Obligations by the Company.  The Company hereby agrees that during the Qualifying Ownership Period it shall: (i) provide the Investor Trustee at least five (5) business days advance written notice to any meeting of the Board of Trustees or the Related Party Commitees, notice which shall include the agenda proposed by the Chairman of the Board of Trustees and any documents or information to be addressed or discussed during such meeting; and (ii) furnish the Investor Trustee with such financial and operating data and other information with respect to the business, finance and properties of the Company as the Company prepares and compiles for members of its Board of Trustees in the ordinary course.

Section 2.08.  Obligations of Elsztain or Qualified Replacement.  Prior to appointment or election to the Board of Trustees, Elsztain and any individual that the Investor proposes as a potential Qualified Replacement shall complete, to the reasonable satisfaction of the Nominating and Corporate Governance Committee of the Board of Trustees, the D&O Questionnaire and the FINRA Questionnaire.

Section 2.09.  Independent Trustee Matters.  If at any time during the Qualifying Ownership Period, the Investor Trustee ceases to be considered as an “independent” trustee under applicable law, NYSE rules, or the Corporate Governance Guidelines of the Company the Company shall provide that the decisions or recommendations of the Board of Trustees requiring unanimous approval from the independent trustees shall also require the approval of the Investor Trustee.  Notwithstanding the foregoing, the approval of the Investor Trustee shall not be required to the extent that the Investor Trustee is absent from a meeting at which an independent trustee vote takes place; provided that the Company complied with its obligations under Section 2.07 hereof.

Section 2.10.  Injunctive Relief.  The parties hereto hereby agree that it is impossible to measure in money the damages which will be suffered or incurred by Investor by reason of any breach or violation by the Company of its obligations set forth in this Article II.  Accordingly, in the event of any such breach or violation, in addition to any other remedy at law or in equity that Investor may have available to it, Investor shall have the right to specific performance of such obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Investor as follows:

Section 3.01.  Trust Organization.  The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite trust power to own its properties and assets and to conduct its business as now conducted.

Section 3.02.  Authorization and Validity of Agreement.  The Company has the requisite trust power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board and all other necessary trust action on the part of the Company, and no other trust proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

Section 3.03.  No Conflict or Violation.  The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of the declaration of trust or bylaws of the Company (in each case, as amended and in effect on the date hereof), (ii) violate any provision of law, or any order, judgment or decree of any governmental entity, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets is subject.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01.  Term.  This Agreement shall be effective as of the date hereof and shall continue in force and effect until the expiration of the Qualifying Ownership Period, at which time this Agreement shall be of no further force or effect.

Section 4.02.  Notices.  All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by facsimile, hand delivery, mail (registered or certified mail, postage prepaid, return receipt requested) or any courier service, in each case providing reasonable proof of delivery.  All communications hereunder shall be delivered to the respective parties at the following addresses and facsimile numbers:

If to Investor:

Real Estate Investment Group L.P.
c/o IRSA Inversiones y Representaciones S.A.
Bolivar 108
C1091AAQ, Buenos Aires
Argentina
Attention:  Mr. Eduardo S. Elsztain
Facsimile: +54 (11) 4323-7499

with copies to:

Zang, Bergel & Viños Abogados
Florida 537, 18th Floor
C1005AAK, Buenos Aires
Argentina
Attention:  Pablo Vergara del Carril
Facsimile:  +55 (11) 5166-7070

and

Clifford Chance US LLP
31 West 52nd Street
New York, NY  10019
United States
Attention:  Jay L. Bernstein, Esq.
Facsimile:  +1 (212) 878-8375

If to the Company, to:

Hersha Hospitality Trust
510 Walnut Street, 9th Floor
Philadelphia, PA  19106
United States
Attention:  Ashish R. Parikh
Facsimile:  +1 (717) 774-7383

with a copy to:

Hunton & Williams LLP
951 East Byrd Street
Richmond, VA  23219
United States
Attention:  James S. Seevers, Jr.
Facsimile:  +1 (804) 788-8218

Section 4.03.  CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

Section 4.04.  Limitations on Rights of Third Parties.  Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 4.05.  Assignment.  This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the parties hereto and any purported or attempted assignment or other transfer of rights or obligations under this Agreement without such consent shall be void and of no force or effect.

Section 4.06.  No Joint Venture or Business Entity.  Nothing expressed or implied in this Agreement is intended or shall be construed to create or establish a joint venture, partnership or other business entity by, among or between the parties hereto.

Section 4.07.  Amendments.  This Agreement may not be amended, modified or altered, and no provision hereof may be waived, in any such case in whole or in part, except by a subsequent writing signed by the parties hereto.

Section 4.08.  Severability.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

Section 4.09.  Headings.  The headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.10.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Trustee Designation Agreement to be duly executed as of the day and year first above written.

REAL ESTATE INVESTMENT GROUP L.P.

By:	Tyrus S.A., its sole general partner

By:	/s/ Eduardo S. Elsztain
Name:
Title:

IRSA INVERSIONES Y REPRESENTACIONES SOCIEDAD ANÓNIMA

By:	/s/ Eduardo S. Elsztain
Name:
Title:

HERSHA HOSPITALITY TRUST

By:	/s/ Ashish R. Parikh
Name: Ashish R. Parikh
Title: Chief Financial Officer

Trustee Designation Agreement Signature Page